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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

               -------------------------------------------------

                                     FORM 15


             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934
        OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number: 1-15139


                             LANIER WORLDWIDE, INC.
                        -------------------------------
             (Exact name of registrant as specified in its charter)


                            2300 Parklake Drive, N.E.
                             Atlanta, Georgia 30345
                                 (770) 496-9500
                          -----------------------------
                (Address, including zip code, and telephone number,
                  including area code of registrant's principal
                               executive offices)


                     Common Stock, par value $0.01 per share
             (including the associated participating preferred stock
                                purchase rights)
         ---------------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      NONE
                         -----------------------------
                 (Titles of all other classes of securities for
                       which a duty to file reports under
                         section 13(a) or 15(d) remains)


         Please place an x in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   (X)                   Rule 12h-3(b)(1)(i)   (X)
          Rule 12g-4(a)(1)(ii)  ( )                   Rule 12h-3(b)(1)(ii)  ( )
          Rule 12g-4(a)(2)(i)   ( )                   Rule 12h-3(b)(2)(i)   ( )
          Rule 12g-4(a)(2)(ii)  ( )                   Rule 12h-3(b)(2)(ii)  ( )
                                                      Rule 15d-6            ( )
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         Approximate number of holders of record as of the certification or notice date: One (1) holder of record.

         Pursuant to the requirements of the Securities Exchange Act of 1934, Lanier Worldwide, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person on January 26, 2001.


                                         By:  /S/ J. MICHAEL KELLY
                                              ---------------------------------
                                              J. Michael Kelly
                                              Vice President and General Counsel